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                                  MAXCO, INC.
                   EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF
                               PER SHARE EARNINGS


                                                                                Three Months Ended June 30,
                                                                              1995                     1994
                                                                              ----                     ----
NET INCOME FOR COMPUTATION
    OF PER SHARE AMOUNTS
      Net income                                                           $  356,000               $2,756,000
      Preferred stock series 2 dividend                                       (27,000)                 (27,000)
      Preferred stock series 3 dividend                                       (24,000)                 (24,000)
      Net effect of minority interest from assumed
           conversion of dilutive stock options of
           subsidiary--based on the Treasury Stock
           Method using average market price                                                            10,000
                                                                           ----------               ----------

NET INCOME ATTRIBUTABLE
    TO COMMON STOCK--PRIMARY                                               $  305,000               $2,715,000
                                                                           ==========               ==========

NET INCOME ATTRIBUTABLE
    TO COMMON STOCK--FULLY DILUTED                                         $  332,000               $2,742,000
                                                                           ==========               ==========

PRIMARY
      Average shares outstanding                                            4,281,596                4,306,739
      Net effect of dilutive stock options--based on
           the Treasury Stock Method using average
           market price                                                       117,562                  125,874
                                                                           ----------               ----------
                                           TOTAL                            4,399,158                4,432,613

PER SHARE AMOUNT                                                           $     0.07               $     0.61

FULLY DILUTED
      Average shares outstanding                                            4,281,596                4,306,739
      Net effect of dilutive stock options--based on
           the Treasury Stock Method using the
           quarter-end market price if higher than
           average market price                                               119,248                  125,874
      Assumed conversion of series two 12%
           cumulative redeemable convertable
           preferred stock                                                    231,840                  231,840
                                                                           ----------               ----------
                                           TOTAL                            4,632,684                4,664,453
                                                                           ==========               ==========

PER SHARE AMOUNT                                                           $     0.07               $     0.59
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